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                                  Exhibit 6(a)

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                       ANALYSTS INTERNATIONAL CORPORATION

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                                 FIRST AMENDMENT

                           Dated as of March 30, 2001

                                    regarding

                             Note Purchase Agreement
                          Dated as of December 30, 1998

                      ------------------------------------

                       Re: $20,000,000 7.00% Senior Notes
                       ----------------------------------
                              Due December 30, 2006

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                   FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT

      THIS FIRST AMENDMENT dated as of March 30, 2001 (the "First Amendment") to the Note Purchase Agreement dated as of December 30, 1998 is by and among ANALYSTS INTERNATIONAL CORPORATION, a Minnesota corporation (the "Company"), and each of the institutions which is a signatory to this First Amendment (collectively, the "Noteholders").

                                    RECITALS:

      A. The Company and each of the Noteholders have heretofore entered into a Note Purchase Agreement dated as of December 30, 1998 (the "Note Purchase Agreement"). The Company has heretofore issued the $20,000,000 7.00% Senior Notes Due December 30, 2006 (the "Notes") dated December 30, 1998 pursuant to the Note Purchase Agreement.

      B. The Company and the Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.

      C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

      D. All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

      NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1. AMENDMENTS AND AGREEMENTS.

            1.1. Section 9.6 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

      9.6 Fixed Charges Ratio.

      The Company will maintain, as of the end of each fiscal quarter of the Company, Consolidated Net Income Available for Fixed Charges for the immediately preceding twelve months at least equal to (a) 180% of Consolidated Fixed Charges for any such twelve month period ending on or prior to September 30, 2001, and (b) 200% of Consolidated Fixed Charges for any such twelve month period ending after September 30, 2001.

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      1.2. The following shall be added as new Section 9.8 of the Note Purchase
      Agreement:

      9.8 Cash Flow Leverage Ratio.

      The Company will maintain, as of the end of each fiscal quarter of the Company, its Cash Flow Leverage Ratio at not more than (a) 2.25 to 1.00 as of the fiscal quarter ending on March 31, 2001, (b) 2.00 to 1.00 as of the fiscal quarter ending on June 30, 2001, and (c) 1.75 to 1.00 as of the last day of each fiscal quarter of the Company ending after June 30, 2001.

            1.3. Section 10.5(c) of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

            (c) additional Funded Indebtedness of the Company and its Subsidiaries incurred after the date of the Closing; provided that Consolidated Funded Indebtedness shall at no time exceed (a) 35% of Consolidated Total Capitalization at any time on or prior to June 30, 2001, and (b) 30% of Consolidated Total Capitalization at any time after June 30, 2001.

      1.4. The following definition of "Consolidated Net Income Available for Fixed Charges" contained in Schedule B to the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

            "Consolidated Net Income Available for Fixed Charges" shall mean for any period, the sum of (a) Consolidated Net Income for such period, plus
      (b) provision for any applicable income taxes deducted in computing Consolidated Net Income for such period, plus (c) Consolidated Fixed Charges for such period, plus (d) for any period which includes the quarter ended December 31, 2000, the amounts set forth in Schedule C.

      1.5. The following shall be added as new definitions in Schedule B to the Note Purchase Agreement:

      "Cash Flow Leverage Ratio" means, as of any date, the ratio of (a) total Consolidated Indebtedness on such date, to (b) EBITDA for the twelve month period ending on such date, all determined with respect to the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

      "Consolidated Indebtedness" means the aggregate outstanding principal amount of all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

      "EBITDA" means, for any period, Pre-Tax Earning (excluding non-cash income) plus (a) Interest Expense and Non-Cash Charges, in each case excluding extraordinary items, plus (b) for any period including the quarter ended December 31, 2000, the amounts set forth in Schedule C.

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      "Interest Expense" means, for any period, the total gross interest expense on all Indebtedness during such period, and shall in any event include, without limitation and without duplication, (a) accrued interest (whether or not paid) on all Indebtedness, (b) the amortization of Indebtedness discounts, (c) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, and
      (d) the interest portion of any capitalized lease expenditure, all determined with respect to the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

      "Non-Cash Charges" means, for any period, depreciation, amortization, deferred taxes and other non-cash charges which have the effect of reducing Pre-Tax Earnings or Consolidated Net Income, all determined with respect to the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

      "Pre-Tax Earnings" means, for any period, Consolidated Net Income plus any provision for income taxes, determined with respect to the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

      1.6. Exhibit I hereto shall be added as new Schedule C to the Note Purchase Agreement.

      1.7. Notwithstanding the provisions of Section 10.11, or any other section, of the Note Purchase Agreement, the Company will not and will not permit any Subsidiary to sell, or enter into any agreement providing for the sale and lease back of, real property consisting of the Company's principal executive office and Minneapolis branch office located at 3601 West 76th Street, Minneapolis, Minnesota 55435, unless the sale proceeds are at least equal to the fair market value of such sold or transferred property and are applied to the prepayment of the Notes, pursuant to Section 8.2 of the Note Purchase Agreement, and other Funded Indebtedness of the Company then outstanding, pro rata, based upon the outstanding principal amount thereof.

      1.8. Notwithstanding the provisions of Section 10.7(h), or any other section, of the Note Purchase Agreement, the Company will not and will not permit any Subsidiary to create or incur, or suffer to be incurred or to exist, any Lien on its or their accounts receivable or inventory to secure any Indebtedness, or to transfer any accounts receivable or inventory for the purpose of subjecting the same to the payments of obligations in priority to the payment of its or their general creditors, unless the Notes are equally and ratably secured with all such Indebtedness or other payment obligations pursuant to an intercreditor agreement among the Noteholders and the holders of such Indebtedness or other payment obligations containing terms satisfactory to the Noteholders.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

            2.1. To induce the Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the Noteholders that:

            (a) this First Amendment has been duly authorized, executed and delivered by it and this First Amendment constitutes the legal, valid and binding obligation, contract and agreement of

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      the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

            (b) the Note Purchase Agreement, as amended by this First Amendment, constitutes the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

            (c) the execution, delivery and performance by the Company of this First Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and
      (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its articles of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(c);

            (d) as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing; and

            (e) all the representations and warranties contained in Section 5 of the Note Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof.

SECTION 3. CONDITIONS TO EFFECTIVENESS OF THIS FIRST AMENDMENT.

            3.1. This First Amendment shall not become effective until each and every one of the following conditions shall have been satisfied:

            (a) executed counterparts of this First Amendment, duly executed by the Company and the holders of at least 50% of the outstanding principal of the Notes, shall have been delivered to the Noteholders; and

            (b) the representations and warranties of the Company set forth in
      Section 2 hereof are true and correct on and with respect to the date hereof.

      Subject to satisfaction of the foregoing conditions, this First Amendment shall become effective as of December 31, 2000.

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SECTION 4. PAYMENT OF NOTEHOLDERS' COUNSEL FEES AND EXPENSES.

      4.1. The Company agrees to pay upon demand, the reasonable fees and expenses of Faegre & Benson LLP, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this First Amendment.

SECTION 5. MISCELLANEOUS.

            5.1. This First Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

      5.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Purchase Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

      5.3. The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

      5.4. This First Amendment shall be governed by and construed in accordance with Minnesota law.

      5.5. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

                                          ANALYSTS INTERNATIONAL CORPORATION


                                          By______________________________

                                              Its_________________________

[NPA Amendment No. 1]

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Accepted and Agreed to:

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By______________________________________________

  Its___________________________________________

and

By______________________________________________

  Its___________________________________________


NORTHERN LIFE INSURANCE COMPANY

By ING Investment Management LLC
  Its Agent

By______________________________________________

  Its___________________________________________


RELIASTAR LIFE INSURANCE COMPANY

By ING Investment Management LLC
  Its Agent

By______________________________________________

  Its___________________________________________


SECURITY CONNECTICUT LIFE INSURANCE COMPANY

By ING Investment Management LLC
    Its Agent

By______________________________________________

  Its___________________________________________

[NPA Amendment No. 1]